Exhibit 3.5

                            BYLAW AMENDMENT ADOPTED
                                     BY THE
                               BOARD OF DIRECTORS
                                       OF
                           FLAG FINANCIAL CORPORATION
                                       ON
                               FEBRUARY, 19, 2002


The following amendment to the Bylaws of FLAG Financial Corporation (the "Company") was adopted at a meeting of the Company's Board of Directors duly called and held of February 19, 2002.

WHEREAS, the remaining members of the Board wish to change the range of the size of the Board from the current range of 10 to 25 directors to a new range of 6 to 10 directors and to set the current number of directors at 8:

RESOLVED, that the remaining directors named above hereby amend Section 2.2 of
Article II of the Company's Bylaws by deleting the number "10" therein and replacing it with the number "6," and by deleting the number "25" therein and replacing it with the number "10"; and

RESOLVED, that the number of directors of the Company is hereby fixed at 8.

/s/Charles O. Hinely
--------------------
Charles O. Hinely
Secretary